Exhibit 99


                 RF Monolithics Reports Second Quarter Results;
           RFM Reports Continuing Profitability and Strong Cash Flow


    DALLAS--(BUSINESS WIRE)--March 17, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) today reported net income for the second quarter ended February 28, 2005, of $221 thousand or $0.03 per diluted share compared to net income of $484 thousand or $0.06 per diluted share for the second quarter of the prior year. The Company reported sales for the second quarter of $11.3 million, equal to sales in the second quarter of the prior year.
    For the six months ended February 28, 2005, net income was $628 thousand or $0.08 per diluted share compared to net income of $885 thousand or $0.11 per diluted share for the same period of the prior year. The Company's sales during the first two quarters of fiscal 2005 were $23.4 million compared to $22.4 million for the prior year's first six months.
    President and CEO David M. Kirk, commented, "We reported a 5% increase in first half sales over the same six month period of last year. The decrease in net income from the prior year was primarily due to our decision to invest more heavily in research and development. Unfortunately, the strength of demand we saw coming into this fiscal year appears to have slowed considerably in several of the wireless component markets we serve, resulting in sales that were softer this quarter than last quarter. In spite of this, we believe it was a good performance quarter. In meeting our guidance, we improved gross profit margins; we reported positive operating cash flow of $1.8 million; and we had net profit of $0.03 per share.
    "This quarter we also began the next phase of our strategic plan with the expansion of our Mission Statement to include all low-power wireless solutions for automotive, consumer, industrial, medical and communications markets. We are known in the industry for our radio frequency (RF) expertise and for helping our customers incorporate our components and modules into their applications. We intend to use this expertise to be more market focused and provide more complete wireless solutions to our customers. Our plan is to rapidly expand our potential available markets by doing this.
    "With the addition of a VP of Marketing to drive market penetration and our new product initiatives, we launched our newly created Wireless Solutions Group. The focus of this new group is to offer a wide range of products and services for delivering small area wireless solutions for industrial, commercial, medical, transportation, security, and consumer applications. We believe this next step of our strategic plan is a key factor to our continued successful growth."
    Mr. Kirk further commented, "The ramping from the first half of the year to the second half that we experienced last year is not evident this fiscal year. Economic growth in many of the wireless component markets we serve, particularly automotive, has temporarily slowed. On a more positive note, our diversification allowed us to report a one-to-one book-to-bill ratio this quarter, while many of our competitors are reporting significant reductions in bookings and flat sales. As a result of the economic outlook, lack of a final ruling on the tire pressure monitoring legislation, and our very limited visibility of customer requirements, we are guiding to third quarter sales remaining flat to slightly up from our second quarter. This would be down from the exceptionally strong third quarter we experienced last year. The product mix of our bookings this quarter has shifted toward products experiencing the strongest pricing pressures. In spite of this, we believe we will hold our margins in the 29% to 30% range through continued cost reduction efforts. Our third quarter operating expenses will be up marginally as we continue our product development efforts. We expect to continue to generate a positive operating cash flow."

    Quarter Highlights:

    -- The Company reported a one-to-one book-to-bill ratio for the quarter despite signs of softening in many wireless components sectors.

    -- For the six months ended February 2005, the Company reported 5% sales growth over its prior year's first half.

    -- The Company reported another quarter of strong filter sales and bookings activity which reflects continued growth in the satellite radio application.

    -- The Company achieved a 30.2% gross profit margin, despite significant average selling price decreases from the prior year resulting from competitive conditions. Ongoing cost reductions offset most of this impact and was the primary reason for the slight increase from 29.5% in its first quarter.

    -- The Company continues to report positive operating cash flow of approximately $1.8 million for the quarter and a cash position of $4.7 million.

    -- In its efforts to increase its presence in Asia, the Company opened a sales office in Taiwan.

    -- The Company strengthened its management team with the appointment of Joe Andrulis as Vice President Marketing and head of the Company's new Wireless Solutions Group.

    -- The Company successfully conducted its fiscal year 2004 annual shareholders meeting. All issues put before the shareholders were approved and management's presentation to the shareholders is available on the investor relations section of the Company's website (www.rfm.com).



        --  Product Mix for current and prior quarter sales were:

                                              Q2 FY05      Q1 FY05
                                              -------      -------

          --  Low-power Components        $3.8 Million   $4.2 Million

          --  Virtual Wire(TM) Products   $3.2 Million   $3.1 Million

          --  Filter Products             $3.3 Million   $3.6 Million

          --  Frequency Control Products  $0.9 Million   $1.2 Million

          --  Technology Development      $0.1 Million   $0.1 Million
                                          ------------  ------------
                Total Product Sales      $11.3 Million  $12.2 Million


        -- Market Diversification for current and prior quarter sales were:

                                          Q2 FY05(a)     Q1 FY05(a)
                                          ----------     ----------

    --  Automotive                           26%             26%

    --  Consumer                             31%             32%

    --  Industrial                           27%             25%

    --  Telecom                               8%              8%

    --  Other                                 8%(b)           9%(b)


    (a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

    (b) Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.

    About RFM:

    Celebrating over 25 years of low-power wireless solutions, RFM, headquartered in Dallas, Texas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe", "expects", "plans", "anticipates", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live". You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.
    Telephone Access-The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. EST March 17 through April 17, 2005.



                         RF Monolithics, Inc.
                    Condensed Statements of Income
               (In Thousands, Except Per Share Amounts)

                     Three Months Ended          Six Months Ended
                  February 28, February 29, February 28,  February 29,
                      2005         2004         2005          2004
                  ------------ ------------ ------------  ------------
                         (Unaudited)                 (Unaudited)

 Sales               $11,283      $11,273      $23,446       $22,412
 Cost of sales         7,878        7,681       16,451        15,514
                  ----------- ------------ ------------  ------------
   Gross profit        3,405        3,592        6,995         6,898
                  ----------- ------------ ------------  ------------
 Research and
  development          1,119          987        2,182         1,841
 Sales and
  marketing            1,347        1,318        2,711         2,587
 General and
  administrative         714          766        1,448         1,479
                  ----------- ------------ ------------  ------------
    Operating
     expenses          3,180        3,071        6,341         5,907
                  ----------- ------------ ------------  ------------
    Income from
     operations          225          521          654           991
 Other income
  (expense), net           4          (34)           4           (98)
                  ----------- ------------ ------------  ------------
    Income before
     income taxes        229          487          658           893
 Income tax expense        8            3           30             8
                  ----------- ------------ ------------  ------------
    Net income          $221        $ 484         $628         $ 885
                  =========== ============ ============  ============
 Earnings per
  share:
    Basic              $0.03       $ 0.06        $0.08        $ 0.12
                  =========== ============ ============  ============
    Diluted            $0.03        $0.06        $0.08         $0.11
                  =========== ============ ============  ============
 Weighted average
  common
    Shares
     outstanding:
    Basic              7,843        7,603        7,826         7,441
                  =========== ============ ============  ============
    Diluted            8,399        8,412        8,328         8,139
                  =========== ============ ============  ============




                       RF Monolithics, Inc.
                     Condensed Balance Sheets
                          (In Thousands)

                                           February 28,  August 31,
                                               2005         2004
                                           ------------- -----------
                                           (Unaudited)

ASSETS

Cash and cash equivalents                       $4,673      $2,715
Accounts receivable-net                          7,103       7,357
Inventories-net                                  9,013       9,133
Other current assets                               220         282
                                          ------------- -----------
   Total current assets                         21,009      19,487

Property and equipment-net                       6,312       7,003
Other assets-net                                   370         283
                                          ------------- -----------
   Total
                                               $27,691     $26,773
                                          ============= ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                             $4,765      $4,682
Other liabilities                                  155         245
                                          ------------- -----------
   Total liabilities                             4,920       4,927

Stockholders' equity                            22,771      21,846
                                          ------------- -----------
   Total                                       $27,691     $26,773
                                          ============= ===========




    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972-233-2903
             or
             Carol Bivings, 972-448-3767